Exhibit 99.1

Contacts:

Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
Alliance Data
214.494.3811
Shelley.whiddon@alliancedata.com

Alliance Data’s Canadian Loyalty Business Announces New National Agreement with Michaels of Canada, ULC.

North America’s largest retailer of arts and crafts products to rollout AIR MILES® Reward Program in Canadian Stores

DALLAS, Texas (Sept. 6, 2012) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced that its Canadian coalition loyalty business has signed a new agreement with Michaels of Canada, ULC, a wholly-owned subsidiary of Michaels Stores, Inc., to issue AIR MILES® reward miles across multiple Canadian provinces.

Building on the success of its pilot market initiatives issuing AIR MILES® reward miles in Atlantic Canada since the fall of 2010 and British Columbia since September 2011, Michaels will now rollout the AIR MILES Reward Program within its stores in Alberta, Saskatchewan, Manitoba, Ontario and Quebec during the third quarter.  In total, 97 Michaels stores across Canada will issue reward miles by year-end.

With revenue of $4.2 billion (USD) in 2011, Irving, Texas-based Michaels Stores, Inc. is North America's largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 220 leading brand-name sponsors representing thousands of retail and service locations across Canada and leading global brands online. AIR MILES reward miles can be redeemed for more than 1,000 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

 “The addition of Michaels to our expanding roster of specialty retailers issuing AIR MILES reward miles represents an important milestone,” said Bryan Pearson, president of LoyaltyOne. “With a significant traditional store presence across the country and unique focus on arts and crafts, do-it-yourself home décor, custom framing and more, Michaels helps anchor an already strong field of specialty retail leaders within our Program. Building on a number of specialty retail partnerships announced in 2011, we will continue to pursue growth in this category given its positive issuance potential.”

About Michaels Stores, Inc.

Irving, Texas-based Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The company currently owns and operates more than 1,070 Michaels stores in 49 states and Canada, and 128 Aaron Brothers stores, and produces 11exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®, Loops & Threads® and Imagin8™. For more information visit www.Michaels.com.

About Alliance Data

Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs nearly 9,000 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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